Exhibit 99.1

Contacts:

Jennifer L. Haslip Senior Vice President and CFO Universal Technical Institute, Inc. (623) 445-9402	Kimberly J. McWaters Chief Executive Officer and President Universal Technical Institute, Inc. (623) 445-9450

Universal Technical Institute Reports First Quarter Results for Fiscal 2008

PHOENIX – Feb 6, 2008 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the first quarter of fiscal 2008, ended December 31, 2007.

First Quarter Performance
Net revenues for the first quarter of fiscal 2008 were $90.0 million, a 0.6% increase, compared with $89.5 million for the same period in the previous year. Net income was $6.5 million, or 24 cents per diluted share, compared with net income of $6.9 million, or 26 cents per diluted share, for the first quarter a year ago.

The net revenue increase primarily relates to higher tuition rates and an additional earning day during the quarter which was partially offset by lower average undergraduate student enrollment combined with an increase in need based tuition scholarships, higher military and veteran discounts as well as other reductions to income.

Operating income in the first quarter of fiscal 2008 was $9.3 million compared with $10.5 million for the same period in the previous year. The overall decrease in operating income reflects higher occupancy costs, professional and contract services costs and was partially offset by lower advertising costs during the first quarter. Advertising costs were lower during the first quarter due to our planned decrease in spending related to less audience focus during the holiday and political advertising season. First quarter student capacity utilization also declined by 270 basis points to 66.1% as compared to 68.8% the same quarter a year ago.

Net income for the first quarter of fiscal 2008 was $6.5 million, or 24 cents per diluted share, compared with $6.9 million, or 26 cents per diluted share, in the prior year period. Net income margin for the first quarter of fiscal 2008 was 7.2% compared with 7.7% a year ago for the same reasons previously described and was partially offset by higher interest income in the current period.

“This quarter marks the first time in three years, that our show rate stabilized year over year. Our show rate during November and December showed solid improvement of more than 400 basis points compared to last year. We are optimistic that our process improvement efforts in combination with a more favorable macro-environment will begin to build positive momentum for the business,” said Kimberly McWaters, president and chief executive officer of UTI.

Balance Sheet and Cash Flow
At December 31, 2007, the company had $99.6 million in cash and cash equivalents, compared with $75.6 million at the end of fiscal 2007. The increase in cash during the first quarter of fiscal 2008 primarily related to the sale and leaseback transaction that was completed at the Norwood, Massachusetts campus which increased cash by $32.6 million. At December 31, 2007, the company had shareholders’ equity of $125.6 million, compared with $124.5 million at September 30, 2007. Pursuant to the previously announced share repurchase plan, the company purchased 1,835,300 shares of its stock from December 17, 2007 through February 5, 2008 at an average cost of $15.65 per share or 57% of the $50.0 million program. This includes 237,400 shares and $3,567,007 that have not been settled.

Cash flow provided by operations was $4.5 million for the first quarter of fiscal 2008 compared with $10.7 million for the first quarter of fiscal 2007.

Student Enrollment Data
Average undergraduate enrollment for the first quarter of fiscal 2008 was 16,576 students, a decrease of 4.0%, compared with 17,265 students for the same period a year ago. Undergraduate enrollment at the end of the first quarter of fiscal 2008 was 15,415 students, a decrease of approximately 5.2%, compared with 16,263 students at the end of the first quarter of fiscal 2007.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2008 first quarter results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-240-5318 or 303-262-2138. Investors are also invited to listen to this call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement

Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Note with respect to non-GAAP financial measures included within Balance Sheet and Cash Flow discussion

In addition to using results under accounting principles generally accepted in the United States, management also disclosed commitments that were not settled related to the Company’s share repurchase program in an effort to provide greater transparency to financial statement users.

(Table Follows)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts and student related data)

	Three Months Ended
	December 31,
	2007	2006

Net Revenues	$90,035	$89,534

Operating expenses:
Educational services and facilities	46,186	44,195
Selling, general and administrative	34,545	34,814

Total operating expenses	80,731	79,009

Income from operations	9,304	10,525

Other (income) expense:
Interest income	(1,371)	(672)
Interest expense	10	11

Total other income	(1,361)	(661)

Income before income taxes	10,665	11,186
Income tax expense	4,182	4,276

Net income available to common shareholders	$6,483	$6,910

Earnings per share:
Net income per share — basic	$0.24	$0.26

Net income per share — diluted	$0.24	$0.26

Weighted average number of common shares outstanding:
Basic	26,788	26,744

Diluted	27,423	27,092

Other Data:
Depreciation and amortization	$4,381	$4,124
Number of campuses	10	10
Average undergraduate enrollment	16,576	17,265

	As of
Balance Sheet Data:	December 31, 2007	September 30, 2007
Cash and cash equivalents	$99,645	$75,594
Current assets	$129,198	$103,134
Working capital	$43,780	$7,252
Total assets	$223,915	$232,822
Total shareholders’ equity	$125,610	$124,505
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